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Item 6 (a) Exhibits

Exhibit 11 - STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                 (in thousands except per common share data)


                                                                     THREE MONTHS ENDED           NINE MONTHS ENDED
                                                                         SEPTEMBER 30                SEPTEMBER 30
                                                                    ----------------------        ------------------
PRIMARY:                                                              1997          1996          1997        1996
                                                                      ----          ----          ----        ----
Weighted average shares outstanding                                  42,250         41,774        41,968      41,542
                                                                   ========       ========      ========    ========

Net Income                                                          $29,839        $22,637       $84,876     $68,333

Less convertible preferred stock dividends                            1,797          1,258         5,391       1,258
                                                                   --------       --------      --------    --------
Total                                                               $28,042        $21,379       $79,485     $67,075
                                                                   ========       ========      ========    ========

Net Income - per share                                                $0.66          $0.51         $1.89       $1.62
                                                                   ========       ========      ========    ========
FULLY DILUTED:

Weighted average of shares outstanding                               42,250         41,774        41,968      41,542

Assumed conversion of common stock equivalents                            8             24            24         166

Assumed conversion of convertible securities                          4,894          3,496         4,894       1,374
                                                                   --------       --------      --------    --------
Total                                                                47,152         45,294        46,886      43,082
                                                                   ========       ========      ========    ========

Net income                                                          $29,839        $22,637       $84,876     $68,333

Add convertible debenture interest, net of federal income                59             57           173         171
tax
                                                                   --------       --------      --------    --------
Total                                                               $29,898        $22,694       $85,049     $68,504
                                                                   ========       ========      ========    ========

Net income - per share                                                $0.63          $0.50         $1.81       $1.59
                                                                   ========       ========      ========    ========



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